EXHIBIT 10.3

MENTOR CORPORATION

DIRECTOR FEES FOR NON-EMPLOYEE DIRECTORS

Summary of Material Definitive Agreement

On June 15, 2006, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Mentor Corporation (the "Company") approved changes in the compensation programs for non-employee members of the Board of Directors.  Commencing on July 1, 2006, compensation of directors will be as follows:

(i)         Board members who are employees of the Company receive no additional compensation for their services as directors, which is unchanged from prior to July 1, 2006;

(ii)        each non-employee member of the Board of Directors of the Company will receive an annual base fee of $50,000, which is unchanged;

(iii)        the Chairman of the Board, who is a non-employee Director, will receive an additional annual fee of $70,000, which is reduced from $100,000;

(iv)        the Chairman of the Audit Committee, who is also a non-employee Director, will receive an additional $20,000 annually, which is unchanged;

(v)         the Chairman of each of the Compensation Committee and the Nominating and Governance Committees, each of whom is also a non-employee director, will now receive an additional annual fee of $5,000; and

(vi)        each member of a committee of the Board of Directors now will receive a per meeting fee of $1,000 for attending any committee meetings other than those scheduled on the same day or the day following the quarterly board meeting.

Fees will be paid quarterly.  Mr. Ubben's fees for service as a director are paid directly to VA Partners, LLC, the investment partnership he founded and for which he is the Managing Member.